Exhibit 99.1

Contact:
Kim Bradford, CEO
Osage Exploration and Development, Inc.
(858) 729-0222
(858) 729-0952 Fax
Bradford@dcmlp.com

Osage Exploration and Development, Inc. announces major Colombian acquisition

La Jolla, California, August 10, 2007— Osage Exploration and Development, Inc. (OEDV: Pink Sheets) is pleased to announce a major Colombian acquisition in partnership with Gold Oil Plc (GOO: LSE) and Empesa, a private Colombian petroleum consulting company in the prolific Middle Magdalena Basin.

Osage has farmed-in to a 50% interest in the approximately 165 square mile Rosablanca concession awarded by the Agencia Nacional de Hidrocarburos (ANH) to Gold Oil, plc in June, 2007. Osage will pay all costs associated with drilling the first well on the Rosablanca project to earn its interest. Gold Oil will retain a 40% share, and Empesa will remain as a 10% participant.

“This announcement is the culmination of months of planning and geological evaluation designed to transition Osage into a Colombian exploration and development play. In cooperation with our highly competent and experienced partners Gold Oil and Empesa, Osage has established a large exploration footprint with multiple identified targets in one of the most productive onshore basins in Colombia. The directors, consultants, and legal team at Osage have worked tirelessly in pursuit of this acquisition to build value for our shareholders. We are especially grateful for the leadership of Managing Director Gary Moore of Gold Oil in finalizing this transaction with us,” stated Kim Bradford, Chairman and CEO.

“Our corporate vision for Osage involves large targets in highly prospective areas in Colombia, and the acquisition of the Rosablanca certainly fulfills this mandate. We will continue to evaluate Colombian opportunities seeking additional high quality projects to complement the Rosablanca,” stated Greg Franklin, Director.

About Osage Exploration and Development, Inc.

Based in La Jolla, California with production offices in Oklahoma City, Oklahoma, and executive offices in Bogota, Colombia, Osage Exploration and Development, Inc. is an independent exploration and production company with interests in oil and gas wells and prospects in the US and Colombia. www.osageenergyinc.com

About Gold Oil, plc

Gold Oil, plc is a publicly traded company listed on the Alternative Investment Market (AIM) operated by the London Stock Exchange. Gold Oil is an oil and gas exploration and exploitation company focused on Central and Southern America. Gold Oil has exploration efforts ongoing in Peru, Brazil, and Colombia. www.goldoilplc.com

About Empesa

Compania Petrolera de Servicios y Acesorias S.A. (Empesa) is a multi-disciplinary group of professionals with wide experience in the petroleum industry in Colombia. Empesa executes well design, well planning, and drill programs for customers in Colombia such as Occidental Colombia, Lukoil, Gulfsands, and Ecopetrol.

Safe Harbor Statement

The information in this release includes certain forward-looking statements as defined by the Securities and Exchange Commission that are based on assumptions that in the future may prove not to have been accurate. Those statements and Osage Exploration and Development, Inc. are subject to a number of risks, including production variances from expectations, volatility of product prices, inability to raise sufficient capital to fund its operations, environmental risks, competition, government regulation, and the ability of the Company to execute its business strategy, among others.

Contact Kim Bradford at (858) 729-0222